Exhibit 99.1
News Release (NYSE:RPT)

RAMCO ANNOUNCES CHANGES TO ITS BOARD OF TRUSTEES
DENNIS GERSHENSON STEPS DOWN AS CHAIRMAN OF THE BOARD OF TRUSTEES
ANDREA WEISS IS APPOINTED TO ITS BOARD OF TRUSTEES

FARMINGTON HILLS, Michigan, September 6, 2018 - RAMCO (NYSE:RPT) (the “Company”) announced today that Dennis Gershenson, the former President and Chief Executive Officer of the Company, has stepped down from the position of Chairman of the Board of Trustees of the Company and has informed the Board that he will not stand for reelection to the Board of Trustees when his current term expires at the 2019 Annual Meeting of Shareholders. Additionally, the Company announced the appointment of Andrea M. Weiss to its Board of Trustees. These changes are effective immediately.

“I am delighted with the progress that the Company’s new Chief Executive Officer, Brian Harper, has made during his initial months at the Company’s helm and with the leadership team that he has assembled,” said Mr. Gershenson. “I am confident that the Company is in capable hands and that its future is bright, thus I am comfortable stepping away from the chairmanship and, when my current term as trustee is completed, from the Board. I will be dedicating my energies to interests I previously did not have time to pursue.”

Ms. Weiss has extensive specialty retail experience having served in several senior executive positions with dELIA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc. and Ann Taylor Stores, Inc. She is the Founder and current President and Chief Executive Officer of Retail Consulting, Inc. and has served as its President and Chief Executive Officer since its formation in October 2002. Ms. Weiss is also the co-Founder and current Managing Member of The O Alliance LLC, a new branch of Retail Consulting, Inc. Ms. Weiss has served as director at NutriSystem Inc. since March 2013 and has also served on the Boards of Directors of Cracker Barrel Old Country Store, Inc. (since 2003) and has been a Director of Chico’s FAS, Inc. (since 2009). Ms. Weiss also serves on several private advisory boards.

Previously, Ms. Weiss served on the Boards of Directors of GSI Commerce, Inc. from 2006 to 2011, Ediets.com, Inc. from 2004 to 2009, The Pep Boys-Manny, Moe & Jack from 2013 to 2016, Grupo Cortefiel from 2006 to 2007 and Brookstone, Inc. from 2002 to 2005. In 2016, Ms. Weiss was named by the National Association of Corporate Directors (NACD) as one of America’s Top 100 Directors and in 2017, Ms. Weiss achieved NACD Leadership Board Fellowship status, the highest credential awarded for independent Board members.

About RAMCO
The Company owns and operates high-quality, dynamic open-air shopping centers principally located in the top U.S. metro areas. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange under the ticker symbol RPT. As of June 30, 2018, the Company's portfolio consisted of 58 shopping centers (including two shopping centers owned through joint ventures) representing 14.0 million square feet. As of June 30, 2018, the Company’s aggregate portfolio was 93.9% leased. For additional information about the Company please visit www.ramcoproperties.com.
Contact Information
Vin Chao
Vice President of Finance
vchao@ramcoproperties.com
(248) 592-6880